                                                          OMB APPROVAL
                                                     OMB Number: 3235-0145
                                                     Expires:  October 31, 1994
                                                     Estimated average burden
                                                     hours per form ....14.90

                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 2)*

                               Ampace Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)
                              Common Stock, $.0001
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                   032007106
                            --------------------
                               (CUSIP Number)


Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 032007 106                13G             PAGE   2   OF   5   PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   David C. Freeman
   ###-##-####
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /
                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   USA
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   335,000
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         0
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           335,000
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   0
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  335,000
-------------------------------------------------------------------------------
10 CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    / /


-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   11.78%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.
  (a) Ampace Corporation
  (b)  130 Mabry Hood Road, Suite 220
       Knoxville, Tennessee 37922
ITEM 2.
  (a)  David C. Freeman
  (b)  130 Mabry Hood Road, Suite 220
       Knoxville, Tennessee 37922
  (c)  USA
  (d)  Common Stock, $.0001
  (e)  032007106

ITEM 3.IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
  (a)  / / Broker or Dealer registered under Section 15 of the Act
  (b)  / / Bank as defined in section 3(a)(6) of the Act
  (c)  / / Insurance Company as defined in section 3(a)(19) of the Act
  (d) / / Investment Company registered under section 8 of the Investment Company Act
  (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
  (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employment Retirement Income Security Act of 1974 or Endowment fund; see Section 240.13d-1(b)(1)(ii)(F)
  (g) / / Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
  (h)  / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4. OWNERSHIP
  (a)   335,000
  (b)   11.78%
  (c)   Number of shares as to which such person has:
        (i)    sole power to vote or to direct the vote                 335,000
        (ii)   shared power to vote or to direct the vote               0
        (iii)  sole power to dispose or to direct the disposition of    335,000
        (iv)   shared power to dispose or to direct the disposition of  0



                               Page 3 of 3 pages

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10. CERTIFICATION

Not applicable.



                               Page 4 of 5 pages

SIGNATURE.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 2/12/97
                                              --------------------------
                                                        Date

                                                /s/ David C. Freeman
                                              --------------------------
                                                     Signature
                                                    David C. Freeman
                                              --------------------------
                                                     Name/Title



                               Page 5 of 5 pages

                                                         OMB APPROVAL
                                                OMB Number:   3235-0145
                                                Expires:  October 31, 1994
                                                Estimated average burden
                                                hours per form ......14.90


                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO.  )*


                              Ampace Corporation
-------------------------------------------------------------------------------
                               (Name of Issuer)

                             Common Stock, $.0001
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                032007 10 6
                            --------------------
                               (CUSIP Number)


Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

CUSIP NO. 032007 10 6                                       PAGE 2 OF 5 PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   David C. Freeman

-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /

                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   USA
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   290,000
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         0
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           290,000
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   0
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  290,000
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    / /


-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   10.94%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------



                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.
  (a)   Ampace Corporation
  (b)   Three First National Plaza, Suite 1438
        Chicago, Illinois 60602
ITEM 2.
  (a)   David C. Freeman
  (b)   12400 W. 62nd Terrace, Suite A
        Shawnee, Kansas 66216
  (c)   USA
  (d)   Common Stock, $.0001
  (e)   032007106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b),
        CHECK WHETHER THE PERSON FILING IS A:
  (a)   / /  Broker or Dealer registered under Section 15 of the Act
  (b)   / /  Bank as defined in section 3(a)(6) of the Act
  (c)   / /  Insurance Company as defined in section 3(a)(19) of the Act
  (d)   / /  Investment Company registered under section 8 of the Investment
             Company Act
  (e)   / /  Investment Adviser registered under section 203 of the Investment
             Advisers Act of 1940
  (f)   / /  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employment Retirement Income Security Act of 1974 or Endowment fund; see Section 240.13d-1(b)(1)(ii)(F)
  (g)   / /  Parent Holding Company, in accordance with Section
             240.13d-1(b)(ii)(G) (Note: See Item 7)
  (h)   / /  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4. OWNERSHIP
  (a)   290,000
  (b)   10.94%
  (c)   Number of shares as to which such person has:

        (i)    sole power to vote or to direct the vote                 290,000
        (ii)   shared power to vote or to direct the vote               0
        (iii)  sole power to dispose or to direct the disposition of    290,000
        (iv)   shared power to dispose or to direct the disposition of  0



                               Page 3 of 5 pages

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following
/ /

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


Not applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


Not applicable.


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP


Not applicable.


ITEM 10. CERTIFICATION


Not applicable.


                              Page 4 of 5 pages

SIGNATURE.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        2/24/95
                                       --------------------------------------
                                                          Date

                                         /s/ David C. Freeman
                                       --------------------------------------
                                                        Signature

                                                    David C. Freeman
                                       --------------------------------------
                                                        Name/Title






                              Page 5 of 5 pages

                                                             OMB APPROVAL
                                                    OMB Number:   3235-0145
                                                    Expires:  October 31, 1994
                                                    Estimated average burden
                                                    hours per form ......14.90

                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 1)*

                             Ampace Corporation
-------------------------------------------------------------------------------
                               (Name of Issuer)

                             Common Stock, $.0001
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                032007 10 6
                            --------------------
                               (CUSIP Number)


Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

CUSIP NO. 032007 10 6                                         PAGE 2 OF 5 PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   David C. Freeman

-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /

                                                           (b) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   USA
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   320,000
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         0
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           320,000
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   0
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  320,000
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    / /


-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   11.31%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.
  (a)  Ampace Corporation
  (b)  Three First National Plaza, Suite 1438
       Chicago, Illinois 60602
ITEM 2.
  (a)  David C. Freeman
  (b)  12400 W. 62nd Terrace, Suite A
       Shawnee, Kansas 66216
  (c)  USA
  (d)  Common Stock, $.0001
  (e)  032007106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
  (a)   / /  Broker or Dealer registered under Section 15 of the Act
  (b)   / /  Bank as defined in section 3(a)(6) of the Act
  (c)   / /  Insurance Company as defined in section 3(a)(19) of the Act
  (d)   / /  Investment Company registered under section 8 of the Investment
             Company Act
  (e)   / /  Investment Adviser registered under section 203 of the Investment
             Advisers Act of 1940
  (f)   / /  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employment Retirement Income Security Act of 1974 or Endowment fund; see Section 240.13d-1(b)(1)(ii)(F)
  (g)   / /  Parent Holding Company, in accordance with Section
             240.13d-1(b)(ii)(G) (Note: See Item 7)
  (h)   / /  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4. OWNERSHIP
  (a)   320,000
  (b)   11.31%
  (c)   Number of shares as to which such person has:

        (i)    sole power to vote or to direct the vote                 320,000
        (ii)   shared power to vote or to direct the vote               0
        (iii)  sole power to dispose or to direct the disposition of    320,000
        (iv)   shared power to dispose or to direct the disposition of  0



                               Page 3 of 5 pages

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following
/ /

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP


Not applicable.

ITEM 10. CERTIFICATION

Not applicable.

                              Page 4 of 5 Pages

SIGNATURE.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              2/9/96
                                            -------------------------------
                                                           Date

                                              /s/ David C. Freeman
                                           --------------------------------
                                                        Signature

                                                David C. Freeman
                                           --------------------------------
                                                        Name/Title



                               Page 5 of 5 pages